UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

March 19, 2008

Date of report

PATTERSON COMPANIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Minnesota	0-20572	41-0886515
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1031 Mendota Heights Road

St. Paul, Minnesota 55120

(Address of Principal Executive Offices, including Zip Code)

(651) 686-1600

(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Debt Financing

On March 19, 2008, Patterson Companies, Inc. (the “Company”) entered into a Note Purchase Agreement dated as of the same date among Patterson Companies, Inc., Patterson Medical Holdings, Inc., Patterson Medical Supply, Inc., Patterson Dental Holdings, Inc., Patterson Dental Supply, Inc., Webster Veterinary Supply, Inc. and Webster Management, LP, as borrowers, and various private lenders.

Under this Note Purchase Agreement, the Company issued fixed-rate Senior Notes with an aggregate principal amount of $450,000,000 consisting of (i) $50,000,000 4.63% Senior Notes, Series A-1, due March 25, 2013; (ii) $250,000,000 5.17% Senior Notes, Series A-2, due March 25, 2015; and (iii) $150,000,000 5.75% Senior Notes, Series A-3, due March 25, 2018.

On March 20, 2008, the Company entered into a Term Loan Credit Agreement among Patterson Companies, Inc., as the Borrower, the Lenders from time to time parties hereto and JPMorgan Chase Bank, National Association ( “JPMorgan”), as Administrative Agent.

The Term Loan Credit Agreement provides for a term loan of $75,000,000, which was funded on March 20, 2008, and which matures on March 20, 2013. The term loan bears interest at a floating rate based on LIBOR plus a margin which can range from 0.50% to 1.25%.

The proceeds from the Note Purchase Agreement and the Term Loan Credit Agreement (collectively, the “Agreements”) are being used to repurchase shares of the Company’s common stock, to repay borrowings under the Company’s existing revolving line of credit and for general corporate purposes.

In the event of a default by the Company under the Agreements, any outstanding obligations under the Agreements may become due and payable immediately.

The above description of the Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreements, which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and which are incorporated herein by reference.

Share Repurchases

On March 19, 2008, the Company entered into an agreement with JPMorgan to repurchase $250,000,000 of its common stock under an accelerated share repurchase program (“ASR”). The Company received approximately 6.3 million shares under the ASR. The final number of shares to be delivered by JPMorgan under the ASR will depend on prevailing market conditions and is based on the difference between the initial purchase price per share and a volume weighted average price of the Company’s common stock, minus a set discount, during a period of up to six months. Under terms of the ASR, the Company may receive additional shares of common stock from JPMorgan or may be required to deliver shares or cash to JPMorgan. The text of the ASR agreement is filed as Exhibit 10.3 to this Current Report on Form 8-K and is incorporated herein by reference.

As a result of the ASR transaction and open-market purchases made since late November 2007, the Company has now repurchased approximately 18 million shares under its previously announced 25 million share repurchase program authorized by its Board of Directors. As of March 20, 2008, the Company had approximately 122 million shares outstanding. This amount includes 3.7 million unallocated shares held by the Company’s ESOP which are not considered outstanding in the computation of earnings per share pursuant to the provisions of SOP 93-6, “Employers’ Accounting for Stock Ownership Plans”.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION

The information set forth in Item 1.01 above is incorporated by herein by reference.

ITEM 8.01	OTHER EVENTS

On March 24, 2008, the Company issued a press release announcing the events described above. A copy of the press release is furnished as Exhibit 99.1 hereto.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	EXHIBITS

10.1	Note Purchase Agreement dated March 19, 2008 among Patterson Companies, Inc., Patterson Medical Holdings, Inc., Patterson Medical Supply, Inc., Patterson Dental Holdings, Inc., Patterson Dental Supply, Inc., Webster Veterinary Supply, Inc. and Webster Management, LP

10.2	Term Loan Credit Agreement dated March 20, 2008 among Patterson Companies, Inc., as the Borrower, the Lenders from time to time parties hereto and JPMorgan Chase Bank, National Association (Successor by merger to Bank One, NA (Main Office Chicago)), as Administrative Agent

10.3	Accelerated Share Repurchase Agreement, dated March 19, 2008, by and between Patterson Companies, Inc. and JPMorgan Chase Bank, National Association

99.1	Press release, dated March 24, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATTERSON COMPANIES, INC.

Date: March 24, 2008	By:	/s/ R. Stephen Armstrong
R. Stephen Armstrong
Executive Vice President, Treasurer and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

EXHIBIT INDEX

Exhibit Number	Description
10.1	Note Purchase Agreement dated March 19, 2008 among Patterson Companies, Inc., Patterson Medical Holdings, Inc., Patterson Medical Supply, Inc., Patterson Dental Holdings, Inc., Patterson Dental Supply, Inc., Webster Veterinary Supply, Inc. and Webster Management, LP

10.2	Term Loan Credit Agreement dated March 20, 2008 among Patterson Companies, Inc., as the Borrower, the Lenders from time to time parties hereto and JPMorgan Chase Bank, National Association (Successor by merger to Bank One, NA (Main Office Chicago)), as Administrative Agent

10.3	Accelerated Share Repurchase Agreement, dated March 19, 2008, by and between Patterson Companies, Inc. and JPMorgan Chase Bank, National Association

99.1	Press release, dated March 24, 2008